Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161350

Prospectus Supplement No. 1

(to Prospectus dated November 13, 2009)

2,843,601 Shares

Common Stock

This prospectus supplement supplements the prospectus, dated November 13, 2009, or the Prospectus, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-161350). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on November 23, 2009, or the Current Report. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the disposition from time to time by the selling stockholders named in the Prospectus, or their permitted transferees or other successors-in-interest, of up to 2,843,601 shares of our common stock, which include 947,867 shares of our common stock issuable upon the exercise of outstanding warrants that are held by the selling stockholders named in the Prospectus. We are not selling any common stock under the Prospectus and this prospectus supplement, and will not receive any of the proceeds from the sale of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The NASDAQ Global Market under the symbol “JAZZ.” On November 20, 2009, the last reported sale price of our common stock on The NASDAQ Global Market was $7.03.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 23, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 20, 2009

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 20, 2009, Jazz Pharmaceuticals, Inc. (the “Company”) entered into an Amendment Agreement No. 1 (the “Amendment Agreement”) with respect to the Committed Equity Financing Facility (the “CEFF”) the Company entered into with Kingsbridge Capital Limited (“Kingsbridge”) on May 7, 2008. Pursuant to the CEFF, Kingsbridge committed to purchase, subject to certain conditions, up to $75 million of the Company’s common stock over a three year period (the “Commitment Period”), subject to early termination in certain circumstances as set forth in the Purchase Agreement (as defined below). Under the CEFF, the maximum number of shares that the Company may sell to Kingsbridge is 4,922,064 shares (exclusive of the shares underlying the Warrant discussed below), less any shares that we may issue to Kingsbridge as liquidated damages under the terms of the Registration Rights Agreement (as defined below). As part of the CEFF, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with Kingsbridge on May 7, 2008, and issued a warrant (the “Warrant”) to Kingsbridge on May 7, 2008 to purchase up to 220,000 shares of the Company’s common stock originally having an exercise price of $11.20 per share. The Warrant is exercisable at any time in whole or in part until November 7, 2013 and may be exercised for cash or, under certain circumstances, pursuant to the net exercise provisions of the Warrant.

Under the terms of the Amendment Agreement, the Purchase Agreement was amended to, among other things, revise:

•

the price at which the Company may require Kingsbridge to purchase shares of the Company’s common stock under the CEFF to between 90.5% and 95% of the volume weighted average price on each trading day during the eight day pricing period provided for under the CEFF;

•

the maximum number of shares the Company may require Kingsbridge to purchase in any pricing period to, at the Company’s option, the greater of (i) 2.0% of the Company’s market capitalization at the time of the commencement of the pricing period or (ii) the lesser of (A) 3.75% of the Company’s market capitalization at the time of the commencement of the pricing period or (B) a number of shares determined by a formula based in part on the average trading volume and trading price of the Company’s common stock prior to the date of the draw down notice issued by the Company with respect to that pricing period (subject to a $25 million aggregate purchase price limitation in any pricing period); and

•

the minimum acceptable volume weighted average price for determining the purchase price at which the Company’s common stock may be sold in any pricing period to the greater of $2.50 or 90% of the closing price of the Company’s common stock on the trading day immediately prior to the commencement of the pricing period.

Under the terms of the Amendment Agreement and the CEFF, the Commitment Period will commence on the date of the effectiveness of the new registration statement to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the terms of the Registration Rights Agreement, as amended.

Pursuant to the Amendment Agreement, the Registration Rights Agreement was amended to, among other things, provide that the Company will file a new registration statement registering the resale of the shares issuable under the CEFF and upon exercise of the Warrant, to use its commercially reasonable efforts to cause such registration statement to be declared effective by the Commission no later than April 30, 2010, and to maintain the effectiveness of such registration statement for up to one year following the termination of the Purchase Agreement. Until such registration statement is declared effective by the Commission, the Company may not issue or sell any shares of its common stock under the CEFF to Kingsbridge. In addition, pursuant to the Amendment Agreement, the exercise price of the Warrant was reduced from $11.20 to $9.20 per share in consideration of Kingsbridge entering into the Amendment Agreement.

The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act, and Regulation D, Rule 506 thereunder, in connection with the Amendment Agreement as a transaction by an issuer not involving a public offering.

The foregoing is only a brief description of the material terms of the Amendment Agreement and the Warrant, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Amendment Agreement that is filed as Exhibit 4.6C to this Current Report on Form 8-K, as well as the Purchase Agreement, the Registration Rights Agreement and the Warrant that were previously filed as exhibits to the Company’s Current Report on Form 8-K, filed with the Commission on May 9, 2008.

Item 3.02.	Unregistered Sales of Equity Securities.

Reference is made to the description set forth under Item 1.01 above with respect to the Amendment Agreement, the CEFF and the Warrant, which is incorporated into this Item 3.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.6C	Amendment Agreement No. 1, dated as of November 20, 2009, by and between the Registrant and Kingsbridge Capital Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/S/ CAROL A. GAMBLE
Carol A. Gamble
Senior Vice President, General Counsel
and Corporate Secretary

Date: November 23, 2009

EXHIBIT INDEX

Exhibit No.	Description

4.6C	Amendment Agreement No. 1, dated as of November 20, 2009, by and between the Registrant and Kingsbridge Capital Limited.

Exhibit 4.6C

EXECUTION VERSION

AMENDMENT AGREEMENT NO. 1

THIS AMENDMENT AGREEMENT NO. 1 (the “Amendment Agreement”) is made as of the 20th day of November, 2009, by and between Kingsbridge Capital Limited, an entity organized and existing under the laws of the British Virgin Islands, whose registered address is Palm Grove House, 2nd Floor, Road Town, Tortola, British Virgin Islands (the “Investor”), and Jazz Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Common Stock Purchase Agreement, dated as of May 7, 2008, by and between the Investor and the Company (the “Purchase Agreement”).

RECITALS

WHEREAS, the Company and the Investor are parties to the Purchase Agreement and the Registration Rights Agreement;

WHEREAS, pursuant to Section 2.4 of the Purchase Agreement, the Company issued the Warrant to the Investor;

WHEREAS, in accordance with Section 10.6 of the Purchase Agreement, Section 4.5 of the Registration Rights Agreement and Section 15 of the Warrant, the Company and the Investor desire to amend the Purchase Agreement, the Registration Rights Agreement and the Warrant, respectively, as set forth below; and

WHEREAS, the Company has filed, pursuant to Rule 477 under the Securities Act, an application for withdrawal of that certain registration statement on Form S-3 (File No. 333-151590) filed by the Company on June 11, 2008 and declared effective by the Commission on June 19, 2008 (the “Prior Registration Statement”), and in connection with the execution and delivery of this Amendment Agreement, intends to file a new registration statement under the Securities Act for the registration of the resale by the Investor of the Registrable Securities pursuant to terms of the Registration Rights Agreement (as amended and modified by this Amendment Agreement) (the “New Registration Statement”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and considerations contained herein, the undersigned hereby agree as follows:

1. Amendments to the Purchase Agreement.

1.1 The following definitions set forth in Article I of the Purchase Agreement are hereby amended and restated to read in their entirety as follows:

“Draw Down Discount Price” means (i) 90.5% of the VWAP on any Trading Day during a Draw Down Pricing Period when the VWAP equals or exceeds $2.50 but is less than $6.75, (ii) 91% of the VWAP on any Trading Day during the Draw Down Pricing Period when VWAP equals or exceeds $6.75 but is less than $8.00, (iii) 92% of the VWAP on any Trading Day during the Draw Down Pricing Period when VWAP equals or exceeds $8.00 but is less than $12.00, (iv) 93% of the VWAP on any Trading Day during the Draw Down Pricing Period when VWAP equals or exceeds $12.00 but is less than $15.00, (v) 94% of the VWAP on any Trading Day during the Draw Down Pricing Period when VWAP equals or exceeds $15.00 but is less than $17.50, or (vi) 95% of the VWAP on any Trading Day during the Draw Down Pricing Period when VWAP equals or exceeds $17.50.

“Liquidity Ratio” means thirty-five percent (35%).

“Material Adverse Effect” means any effect that is not negated, corrected, cured or otherwise remedied within a reasonable period of time on the business, operations, properties or financial condition of the Company and its consolidated subsidiaries that is material and adverse to the Company and such subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to perform any of its obligations under this Agreement, the Registration Rights Agreement or the Warrant in any material respect; provided, however, that none of the following shall constitute a “Material Adverse Effect”: (i) the effects of conditions or events that are generally applicable to the capital, financial, banking or currency markets or the biotechnology or pharmaceutical industries; (ii) the effects of conditions or events that are reasonably expected to occur in the Company’s ordinary course of business (such as, by way of example only, failed clinical trials, serious adverse events involving the Company’s product candidates or products, delays in product development or commercial launch, unfavorable regulatory determinations, difficulties in generating product sales or involving collaborators or intellectual property disputes), except for purposes of Section 4.9 herein; (iii) any defaults under or breaches of that certain Senior Secured Note and Warrant Purchase Agreement, dated as of March 14, 2008, as amended, by and among the Company, JPI Commercial, LLC, and the purchasers named therein, the 15% Senior Secured Notes issued pursuant thereto (the “Senior Notes”) and any other related agreements and documents, in each case as disclosed in the Commission Documents (collectively, “Disclosed Defaults”), and the effects of conditions or events arising out of or resulting from Disclosed Defaults (excluding the holders of the Senior Notes accelerating the Senior Notes and declaring all of the Senior Notes to be immediately due and payable); (iv) any changes or effects resulting from the announcement or consummation of any of the transactions contemplated by this Agreement, the Registration Rights Agreement, the Warrant or any amendments or modifications hereto or thereto, including, without limitation, any changes or effects associated with any particular Draw Down; and (v) changes in the market price of the Common Stock.

“Maximum Draw Down Amount” means, at the Company’s option, the greater of (i) a maximum of 2.0% of the Company’s Market Capitalization at the

time of the Draw Down, or (ii) the lesser of (A) 3.75% of the Company’s Market Capitalization at the time of the Draw Down, or (B) the Alternative Draw Down Amount; provided, however, that in no event may the Maximum Draw Down Amount exceed $25 million.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 7, 2008, by and between the Investor and the Company, as amended on November 20, 2009.

“Registration Statement” shall have the meaning assigned to such term in the Registration Rights Agreement (which, for the avoidance of doubt, shall not mean the Prior Registration Statement).

1.2 The following definitions are hereby added to Article I of the Purchase Agreement and shall read in their entirety as follows:

“POSAM Suspension” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Prior Registration Statement” means that certain registration statement on Form S-3 (File No. 333-151590) filed by the Company on June 11, 2008 and declared effective by the Commission on June 19, 2008.

1.3 Section 3.3 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

Section 3.3 Limitations on Draw Downs. Only one Draw Down shall be permitted for each Draw Down Pricing Period. In addition, the Company shall not issue a Draw Down Notice that designates as the first Trading Day of the Draw Down Pricing Period a Trading Day that is within the fifteen (15) consecutive Trading Days immediately prior to a POSAM Suspension.

1.4 Section 3.6(b) of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

(b) For each Trading Day during a Draw Down Pricing Period on which the VWAP is less than the greater of (i) 90% of the Closing Price of the Company’s Common Stock on the Trading Day immediately preceding the commencement of such Draw Down Pricing Period, or (ii) $2.50, such Trading Day shall not be used in calculating the number of Shares to be issued in connection with such Draw Down, and the Draw Down Amount in respect of such Draw Down Pricing Period shall be reduced by one eighth (1/8th) of the initial Draw Down Amount specified in the Draw Down Notice. If trading in the Company’s Common Stock is suspended for any reason for more than three (3) consecutive or non-consecutive hours during any Trading Day during a Draw Down Pricing Period, such Trading Day shall not be used in calculating the number of Shares to be issued in connection with such Draw Down, and the Draw

Down Amount in respect of such Draw Down Pricing Period shall be reduced by one eighth (1/8th) of the initial Draw Down Amount specified in the Draw Down Notice.

1.5 Section 6.7 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

6.7 Prohibited Transactions. Except as set forth on Schedule 6.7 of the Disclosure Schedule, during the term of this Agreement, the Company shall not enter into any Prohibited Transaction without the prior written consent of the Investor, which consent may be withheld at the sole discretion of the Investor. For the purposes of this Agreement, the term “Prohibited Transaction” shall refer to the issuance by the Company of any “future priced securities,” which shall mean the issuance of shares of Common Stock or securities of any type whatsoever that are, or may become, convertible or exchangeable into shares of Common Stock where the purchase, conversion or exchange price for such Common Stock is determined using any floating discount or other post-issuance adjustable discount to the market price of Common Stock, including, without limitation, pursuant to any equity line or other financing that is substantially similar to the financing provided for under this Agreement; provided, however, that a Prohibited Transaction shall not include any future issuance by the Company of a convertible security (“Convertible Security”) that contains provisions that adjust the purchase, conversion or exchange price of such Convertible Security (i) in the event of stock splits, dividends, distributions or similar events, (ii) in the event of or in connection with transactions customarily constituting or that may constitute a change in control of, or a fundamental change in, the Company, including pursuant to “make-whole” provisions and the like, or (iii) pursuant to anti-dilution provisions.

1.6 Section 6.11 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

6.11 Amendments to the Registration Statement. After the Registration Statement has been declared effective by the Commission, the Company shall not (a) file any amendment to the Registration Statement or make any amendment or supplement to the Prospectus of which the Investor shall not have been previously or be simultaneously advised; provided, however, that the Company shall, to the extent it deems advisable, and without the prior consent of or notice to Investor, supplement the Prospectus within one Trading Day following the Settlement Date for each Draw Down solely to reflect the issuance of Shares with respect to such Draw Down, and provided further, however, that the Company need not so advise the Investor regarding any amendment or supplement the purpose of which is to update the Registration Statement and the Prospectus to include information the Company has previously or simultaneously filed with the Commission pursuant to Section 13 or 15(d) under the Exchange Act; and (b) so long as, in the reasonable opinion of counsel for the Investor, a Prospectus is required to be delivered in connection with sales of the Shares by the Investor, if the Company files any information, documents or reports that are incorporated by reference in the Registration Statement pursuant to the Exchange Act, the Company shall, if requested in writing by the Investor, deliver a copy of such information, documents or reports to the Investor promptly following such filing to the extent such information, documents or reports are not available on the Commission’s EDGAR filing system.

2. Amendments to the Registration Rights Agreement.

2.1 Sections 1.1(a) through 1.1(e) of the Registration Rights Agreement are hereby amended and restated to read in their entirety as follows:

(a) Filing of the Registration Statement. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall file with the Commission on or before December 15, 2009 (or such other date as agreed in writing between the Company and the Investor) a registration statement under the Securities Act for the registration of the resale by the Investor of the Registrable Securities, which such registration statement shall initially be on Form S-1 under the Securities Act or such other form as deemed appropriate by counsel to the Company for the registration of the resale by the Investor of the Registrable Securities (such registration statement, the “Registration Statement”).

(b) Effectiveness of the Registration Statement; Conversion to Form S-3. The Company shall use commercially reasonable efforts (i) to have the Registration Statement declared effective by the Commission as soon as reasonably practicable, but in any event no later than April 30, 2010 (the “Effectiveness Deadline”) and (ii) to ensure that the Registration Statement remains in effect throughout the term of this Agreement as set forth in Section 4.2, subject to the terms and conditions of this Agreement. In the event that the Registration Statement, as initially declared effective by the Commission, is a registration statement on Form S-1 under the Securities Act, then the Company shall use commercially reasonable efforts to convert such Registration Statement to a registration statement on Form S-3 under the Securities Act as soon as reasonably practicable following the Form S-3 Eligibility Date; provided, however, that in no event shall the Company be obligated to convert such Registration Statement as aforesaid prior to the Effectiveness Deadline. For purposes of this Agreement, the “Form S-3 Eligibility Date” shall be the date that the Company shall, upon advice of counsel to the Company, become eligible to use Form S-3 for the registration of the resale by the Investor of the Registrable Securities; provided, however, that the Form S-3 Eligibility Date shall in all cases be subject to any determinations by the Commission with respect thereto.

(c) Regulatory Disapproval. The contemplated effective date for the Registration Statement as described in Section 1.1(b) shall be extended without default or liquidated damages hereunder or under the Purchase Agreement (and without the ability of the Investor to terminate the Purchase Agreement pursuant to Section 8.2(b) thereof) in the event that the Company’s failure to obtain the effectiveness of the Registration Statement on a timely basis results from (i) the failure of the Investor to timely provide the Company with information requested by the Company and necessary to complete the Registration Statement in accordance with the requirements of the Securities Act, or (ii) the Commission’s disapproval of the structure of the transactions contemplated by the Purchase Agreement, or (iii) a determination by the Commission (including any initial determination included in any Commission staff comment letter received by the Company with respect to the Registration Statement) that either the Company or the Investor is ineligible to rely on Rule 415 under the Securities Act with respect to (or that Rule 415 is otherwise unavailable or may not be relied upon with respect to) the registration of any or all of the Registrable Securities for resale by the Investor, or (iv) events or circumstances that are not in any way attributable to the Company. In the event of clauses (ii) and (iii) above, the parties agree to cooperate with one another in good faith to arrive at a resolution acceptable to the Commission.

(d) Failure to Maintain Effectiveness of Registration Statement. In the event the Company fails to maintain the effectiveness of the Registration Statement (or the Prospectus) throughout the period set forth in Section 4.2, other than POSAM Suspensions (as defined below) or temporary suspensions as set forth in Section 1.1(e), and the Investor holds any Registrable Securities at any time during the period of such ineffectiveness (an “Ineffective Period”), and provided that such failure to maintain effectiveness was within the reasonable control of the Company, the Company shall pay on demand to the Investor in immediately available funds into an account designated by the Investor an amount equal to the product of (i) the total number of Registrable Securities issued to the Investor under the Purchase Agreement (which, for the avoidance of doubt, shall not include any Warrant Shares) and owned by the Investor at any time during such Ineffective Period (and not otherwise sold, hypothecated or transferred) and (ii) the result, if greater than zero, obtained by subtracting the VWAP on the Trading Day immediately following the last day of such Ineffective Period from the VWAP on the Trading Day immediately preceding the day on which any such Ineffective Period began; provided, however, that (A) the foregoing payments shall not apply in respect of Registrable Securities (I) that are otherwise freely tradable by the Investor, including pursuant to Rule 144 under the Securities Act (as such Rule may be amended from time to time, “Rule 144”) or (II) if the Company offers to repurchase from the Investor such Registrable Securities for a per share purchase price equal to the VWAP on the Trading Day immediately preceding the day on which any such Ineffective Period began and (B) unless otherwise required by any applicable federal and state securities laws, the Company shall be under no obligation to supplement the Prospectus to reflect the issuance of any Shares pursuant to a Draw Down at any time prior to the day following the Settlement Date with respect to such Shares and that the failure to supplement the Prospectus prior to such time shall not be deemed a failure to maintain the effectiveness of the Registration Statement (or Prospectus) for purposes of this Agreement (including this Section 1.1(d)). For purposes of this Section 1.1(d), a “POSAM Suspension” shall mean the suspension of effectiveness of the Registration Statement as the result of the filing of a post-effective amendment to the Registration Statement (x) when required pursuant to Section 10(a)(3) under the Securities Act or Item 512(a)(1) of Regulation S-K, or (y) to convert the Registration Statement from a registration statement on Form S-1 under the Securities Act to a registration statement on Form S-3 under the Securities Act.

(e) Deferral or Suspension During a Blackout Period. Notwithstanding the provisions of Section 1.1(d), if in the good faith judgment of the Company, following consultation with legal counsel, it would be detrimental to the Company or its stockholders for the Registration Statement to be filed or for resales of Registrable Securities to be made pursuant to the Registration Statement due to (i) the existence of a material development or potential material development involving the Company that the Company would be obligated to disclose or incorporate by reference in the Registration Statement and which the Company has not disclosed, or which disclosure would be premature or otherwise inadvisable at such time or would have a Material Adverse Effect on the Company or its stockholders, or (ii) a filing of a Company-initiated registration of any class of its equity securities, which, in the good faith judgment of the Company, would adversely effect or require premature disclosure of the filing of such Company-initiated registration (notice thereof, a “Blackout Notice”), the Company shall have the right to (A) immediately defer such filing for a period of not more than sixty (60) days beyond the date by which such Registration Statement was otherwise required hereunder to be filed or (B) suspend use of such Registration Statement for a period of not more than thirty (30) days (any such deferral or suspension period, a “Blackout Period”). The Investor acknowledges that it would be seriously detrimental to the Company and its stockholders for such Registration Statement to be filed (or remain in effect) during a Blackout Period and therefore essential to defer such filing (or suspend the use thereof) during such Blackout Period and agrees to cease any disposition of the Registrable Securities during such Blackout Period. The Company may not utilize any of its rights under this Section 1.1(e) to defer the filing of a Registration Statement (or suspend its effectiveness) more than six (6) times in any twelve (12) month period. In the event that, during the applicable Blackout Damages Period (as defined below), the Company gives a Blackout Notice to the Investor and the VWAP on the Trading Day immediately preceding such Blackout Period (“Old VWAP”) is greater than the VWAP on the first Trading Day following such Blackout Period that the Investor may sell its Registrable Securities pursuant to an effective Registration Statement (“New VWAP”), then the Company shall pay to the Investor, by wire transfer of immediately available funds to an account designated by the Investor, the Blackout Amount. For the purposes of this Agreement, “Blackout Amount”

means a percentage equal to: (1) seventy-five percent (75%) if such Blackout Notice is delivered prior to the fifth (5th) Trading Day following such Settlement Date; (2) fifty percent (50%) if such Blackout Notice is delivered on or after the fifth (5th) Trading Day following such Settlement Date, but prior to the tenth (10th) Trading Day following such Settlement Date; (3) twenty-five percent (25%) if such Blackout Notice is delivered on or after the tenth (10th) Trading Day following such Settlement Date, but prior to the fifteenth (15th) Trading Day following such Settlement Date; and (4) zero percent (0%) thereafter (such percentage, as applicable, the “Applicable Percentage”) of: the product of (i) the number of Registrable Securities purchased by the Investor pursuant to the most recent Draw Down and actually held by the Investor immediately prior to the Blackout Period and (ii) the result, if greater than zero, obtained by subtracting the New VWAP from the Old VWAP (such product, the “Blackout Product”); provided, however, that if on the Trading Day immediately preceding such Blackout Period the Registration Statement is then a registration statement on Form S-1 under the Securities Act, then the Blackout Amount shall be calculated solely by reference to the Blackout Product and not by the Applicable Percentage of the Blackout Product. Notwithstanding anything in the foregoing to the contrary, no Blackout Amount shall be payable in respect of Registrable Securities (x) that are otherwise freely tradable by the Investor, including under Rule 144, during the Blackout Period or (y) if the Company offers to repurchase from the Investor such Registrable Securities for a per share purchase price equal to the VWAP on the Trading Day immediately preceding the day on which any such Blackout Period began. For any Blackout Period in respect of which a Blackout Amount becomes due and payable, rather than paying the Blackout Amount, the Company may at is sole discretion, issue to the Investor shares of Common Stock with an aggregate market value determined as of the first Trading Day following such Blackout Period equal to the Blackout Amount (“Blackout Shares”). For purposes of this Agreement, the “Blackout Damages Period” means, as applicable: (i) if on the Trading Day immediately preceding the applicable Blackout Period the Registration Statement is then a registration statement on Form S-3 under the Securities Act, the period beginning on any Settlement Date and ending on the fifteenth (15th) Trading Day following such Settlement Date; or (ii) if on the Trading Day immediately preceding the applicable Blackout Period the Registration Statement is then a registration statement on Form S-1 under the Securities Act, the period beginning on any Settlement Date and ending on the tenth (10th) Trading Day following such Settlement Date.

2.2 Section 4.2 of the Registration Rights Agreement is hereby amended and restated to read in its entirety as follows:

Section 4.2 Term. The registration rights provided to the holders of Registrable Securities hereunder, and the Company’s obligation to keep the Registration Statement effective, shall terminate at the earlier of (a) such time that is one year following the termination of the Purchase Agreement, (b) such time as all Registrable Securities have been issued and have ceased to be Registrable

Securities, or (c) upon the consummation of an “Excluded Merger or Sale” as defined in the Warrant or an event described in the last sentence of Section 6(d) or Section 6(e) of the Warrant. Notwithstanding the foregoing, Section 1.1(d), Article III, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11 and Section 4.13 shall survive the termination of this Agreement.

3. Amendment to the Warrant. The definition of “Exercise Price” in Section 1 of the Warrant is hereby amended and restated to read in its entirety as follows:

“Exercise Price” shall mean nine dollars and twenty cents ($9.20) per Warrant Share, as the same may be adjusted from time to time pursuant to Section 6 hereof.

4. Prior Registration Statement. The Investor hereby (i) acknowledges that the Company has filed an application for withdrawal of the Prior Registration Statement pursuant to Rule 477 under the Securities Act, reaffirms its consent to the same, and acknowledges and agrees that no sales or issuances of Registrable Securities may be made thereunder, (ii) acknowledges and agrees that any and all agreements and covenants of the Company in the Purchase Agreement and the Registration Rights Agreement with respect to the Prior Registration Statement shall terminate and have no further force or effect as of the date hereof, and (iii) waives any failure by the Company to comply with the provisions of the Purchase Agreement or the Registration Rights Agreement concerning the Prior Registration Statement (including with respect to any of the Company’s actions or inactions with respect to the Prior Registration Statement).

5. Representations and Warranties. Each of the Company and the Investor (together, the “Parties” and each, a “Party”) represents and warrants as follows (which representations and warranties shall survive the execution and delivery of this Amendment Agreement until the termination of the Purchase Agreement):

5.1 The execution, delivery and performance of this Amendment Agreement by such Party and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of such Party, its Board of Directors or stockholders is required (other than as contemplated by Section 6.5 of the Purchase Agreement).

5.2 This Amendment Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of creditor’s rights and remedies or indemnification or by other equitable principles of general application.

5.3 Such Party’s representations and warranties set forth in the Purchase Agreement are true and correct in all material respects as though made on and as of the date hereof (except for such representations and warranties that are made as of a particular date). In addition, the Investor hereby acknowledges and reaffirms its representations, warranties and covenants included in that certain Representation Letter dated May 7, 2008 (the “Investor Representation Letter”).

6. Effect of Amendment Agreement.

6.1 All provisions of the Purchase Agreement, the Registration Rights Agreement, the Warrant and the Investor Representation Letter (collectively, the “CEFF Agreements” and each, a “CEFF Agreement”), except as amended and modified by this Amendment Agreement, shall remain in full force and effect and are reaffirmed. Other than as stated in this Amendment Agreement, this Amendment Agreement shall not operate as a waiver of any condition or obligation imposed on the Parties under the CEFF Agreements.

6.2 The term “Agreement”, “hereof”, “herein”, “hereunder” and similar terms as used in a particular CEFF Agreement, and references in each other CEFF Agreement to such CEFF Agreement, shall mean and refer to, from and after the date hereof, such CEFF Agreement as amended and modified by this Amendment Agreement.

6.3 The Parties hereto acknowledge and understand that as a result of the execution and delivery of this Amendment Agreement, among other things, the Effective Date shall be first Trading Day immediately following the date on which the New Registration Statement is declared effective by the Commission.

6.4 In the event of any conflict, inconsistency, or incongruity between any provision of this Amendment Agreement and any provision of the CEFF Agreements, the provisions of this Amendment Agreement shall govern and control.

7. Entire Agreement. The Purchase Agreement, the Registration Rights Agreement and the Warrant (each as amended and modified by this Amendment Agreement), together with this Amendment Agreement, set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written, relating to the subject matter hereof.

8. Legal Fees and Expenses. Each Party shall bear its own legal fees and other expenses incurred in connection with this Amendment Agreement; provided, however, that, notwithstanding the limitation set forth in the final clause of Section 10.1(a) of the Purchase Agreement, the Company shall pay the reasonable, documented attorneys fees and expenses, not to exceed $25,000, incurred by the Investor in connection with the preparation, negotiation, execution and delivery of this Amendment Agreement and the review of the New Registration Statement.

9. Title and Subtitles. The titles and subtitles used in this Amendment Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Amendment Agreement.

10. Counterparts. This Amendment Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the Parties and shall be deemed to be an original instrument which shall be enforceable against the Parties actually executing such counterparts and all of which together shall constitute one and the same instrument.

11. Choice of Law. This Amendment Agreement shall be construed under the laws of the State of New York.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment Agreement to be duly executed by their respective authorized officer as of the date set forth above.

KINGSBRIDGE CAPITAL LIMITED

By:	/s/ TONY GARDNER-HILLMAN
Tony Gardner-Hillman
Managing Director

JAZZ PHARMACEUTICALS, INC.

By:	/s/ BRUCE C. COZADD
Bruce C. Cozadd
Chairman and Chief Executive Officer

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